EXHIBIT 10.28

EXECUTION VERSION

€ 80,000,000

CREDIT AGREEMENT

Dated as of June 17, 2009

between

NOVELLUS SYSTEMS, INC.

and

BANK OF AMERICA, N.A.

i

5.09	Environmental Compliance	19
5.10	Insurance	19
5.11	Taxes	19
5.12	ERISA Compliance	19
5.13	Subsidiaries	19
5.14	Margin Regulations; Investment Company Act	20
5.15	Disclosure	20
5.16	Compliance with Laws	20
5.17	Intellectual Property	20
5.18	Security	20

ARTICLE VI.	AFFIRMATIVE COVENANTS	20
6.01	Financial Statements	20
6.02	Certificates; Other Information	21
6.03	Notices	21
6.04	[Reserved]	22
6.05	Preservation of Existence, Etc	22
6.06	Maintenance of Properties	22
6.07	Maintenance of Insurance	22
6.08	Compliance with Laws	22
6.09	Books and Records	22
6.10	Inspection Rights	22
6.11	Use of Proceeds	22
6.12	Collateral Records	22
6.13	Security Interests	23

ARTICLE VII.	NEGATIVE COVENANTS	23
7.01	Liens on Collateral	23
7.02	[Reserved]	23
7.03	Fundamental Changes	23
7.04	Change in Nature of Business	23
7.05	Transactions with Affiliates	23
7.06	Use of Proceeds	23
7.07	Financial Covenant	24

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	24
8.01	Events of Default	24
8.02	Remedies Upon Event of Default	25
8.03	Application of Funds	25

ARTICLE IX.	[RESERVED]	25

ARTICLE X.	MISCELLANEOUS	25
10.01	Amendments; Etc	25
10.02	Notices and Other Communications; Facsimile Copies	25
10.03	No Waiver; Cumulative Remedies	26
10.04	Expenses; Indemnity; Damage Waiver	26

ii

10.05	Payments Set Aside	27
10.06	Successors and Assigns	27
10.07	Treatment of Certain Information; Confidentiality	28
10.08	Right of Setoff	29
10.09	Interest Rate Limitation	29
10.10	Counterparts; Integration; Effectiveness	29
10.11	Survival of Representations and Warranties	29
10.12	Severability	29
10.13	Governing Law; Jurisdiction; Etc	30
10.14	Waiver of Jury Trial	30
10.15	California Judicial Reference	31
10.16	Judgment Currency	31
10.17	USA Patriot Act Notice	31

SCHEDULES

1.01(a)	Approved Collateral
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries
10.02	Notice Addresses and Lending Office

EXHIBITS

Form of

A	Loan Notice
B	Compliance Certificate
C	Opinion Matters
D	Borrowing Base Certificate

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) dated as of June 17, 2009 by and between Novellus Systems, Inc., a California corporation (the “Borrower”, or the “Company”), and Bank of America, N.A. (the “Lender”).

The Borrower has requested that the Lender provide a term loan credit facility, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Rate” means 0.75% per annum.

“Applicable Time” means, with respect to any borrowings and payments in Euros, the local time in the place of settlement for Euros as may be determined by the Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Collateral” means (i) Cash Collateral, and (ii) other Collateral of the type(s) shown in Schedule 1.01(a) hereto, provided such other Collateral shall be maintained either in an investment account with Bank of America, or with one or more Affiliates of Bank of America, or with not more than one non-Affiliate of Bank of America.

“Approved Fund” has the meaning specified in Section 10.06(f).

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means the U.S. Bankruptcy Code (11 U.S.C. § 101, et seq.).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans to the Borrower and having the same Interest Period made by the Lender pursuant to Section 2.01.

“Borrowing Base Certificate” means a certificate made by the Company in favor of the Lender, substantially in the form of Exhibit D.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state or country where the Lending Office is located and, if such day relates to any interest rate settings as to a Loan, any fundings, disbursements, settlements and payments in Euro in respect of any such Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Loan, means a TARGET Day.

“Cash Collateral” means time and demand deposit account balances maintained by the Company at a Bank of America branch.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by the Lender.

“Code” means the Internal Revenue Code of 1986.

“Collateral” shall mean any and all assets and rights and interests in or to property of the Borrower, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Documents” means the Security Agreement, together with all other agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purposed to be granted to Lender in Collateral securing all or part of the Obligations, including control agreements, each in form and substance satisfactory to Lender.

“Collateral Value” means, with respect to each type of Approved Collateral, the amount determined by Lender at any given time, as follows:

(a) If the Collateral is a mutual fund, the Collateral Value shall be determined by the Lender by multiplying (i) the most recent per share net asset value of such mutual fund obtained from the Wall Street Journal or Barron’s, times (ii) the number of shares of such mutual fund held by the Lender as Collateral. In the event that such net asset value is not available in the Wall Street Journal or Barron’s, the Collateral Value shall be the value quoted to the Lender by a reputable brokerage firm selected by the Lender.

(b) If the Collateral is corporate bonds, the Collateral Value shall be determined by the Lender from the most recent closing price for such bonds obtained from the Wall Street Journal. If such closing price is not available in the Wall Street Journal, the Collateral Value shall be the value quoted to the Lender by a reputable brokerage firm selected by the Lender.

(c) If the Collateral is government or agency obligations or bonds, the Collateral Value shall be determined by the Lender from the most recent closing bid price for such bonds obtained from the Wall Street Journal. If such closing bid price is not available in the Wall Street Journal, the Collateral Value shall be the value quoted to the Lender by a reputable brokerage firm selected by the Lender.

(d) If the Collateral is Cash Collateral, the Collateral Value shall be the stated balance of the applicable deposit account.

(e) For all other Collateral, the Collateral Value shall be determined by the Lender in its sole discretion.

“Commitment” means the obligation of the Lender to make Loans hereunder on the Closing Date in an aggregate principal amount not to exceed EUR80,000,000.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a borrowing of a Loan, or a continuation of an Interest Period in respect of a Loan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to a Loan, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to any other Obligations, a rate equal to the Prime Rate plus 2% per annum.

“Dispose” has the meaning specified in Section 7.03.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euros, the equivalent amount thereof in Dollars as determined by the Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euros.

“Eligible Assignee” has the meaning specified in Section 10.06(f).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or restrictions by, from or with any Governmental Authority relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euros as determined by the Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euros with Dollars.

“Eurocurrency Rate” means, for any Interest Period with respect to a Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Loan being made or continued and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to Lender if it has failed to comply with clause (A) of Section 3.01(e)(ii).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 25, 2004, among the Company, certain of its Subsidiaries, the lenders from time to time party thereto and JPMorgan Chase Bank, as administrative agent, as the same may be amended, restated, supplemented or otherwise modified.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning specified in Section 10.06(f).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, friable asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes.

“Inactive Subsidiary” means, at any time of determination, any Subsidiary that (a) has assets of less than $100,000 and (b) conducts no ongoing business activity.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07(b).

“Intellectual Property” means, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means, as to any Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Loan, the period commencing on the date such Loan is disbursed or continued as a Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means the office or offices of the Lender described as such on Schedule 10.02, or such other office or offices as the Lender may from time to time notify the Borrower.

“License and Manufacturing Transactions” means those transactions entered into pursuant to agreements in place on or prior to the Closing Date (and any amendments or modifications thereto) among the Borrower and/or its Subsidiaries, entered into on an arms’ length basis, related to the licensing of intellectual property, manufacturing of products or provision of administration services.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, the Collateral Documents, and each certificate delivered by the Borrower hereunder or thereunder.

“Loan Notice” means a notice of (a) a borrowing of a Loan, or (b) a continuation of a Loan, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Maintenance Borrowing Base” means, as of any date of determination, the amount determined by multiplying the applicable Collateral Value by the Maintenance Borrowing Base Percentage shown for that type of Approved Collateral in the table on Schedule 1.01(a), and dividing the result by 1.15. The Maintenance Borrowing Base shall be calculated separately for each type of Collateral. Where there is more than one type of Approved Collateral, the Maintenance Borrowing Base shall be the sum of the amounts determined by such calculations.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, liabilities (actual or contingent), or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or upon the perfection or priority of any material Lien under any Collateral Document.

“Material Subsidiary” means, on any date, (a) Peter Wolters GmbH, and (b) any Subsidiary that is (i) organized under the laws of any state of the United States or the District of Columbia and (ii) that, for the four fiscal quarter period most recently ended, based upon the then most recently delivered financial statements under this Agreement, has (A) gross revenues constituting ten percent or more of the consolidated gross revenues of the Company and its Subsidiaries for such period, as determined in accordance with GAAP, or (B) total assets constituting ten percent or more of the consolidated assets of the Company and its Subsidiaries for such period, as determined in accordance with GAAP.

“Maturity Date” means June 22, 2012.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NY Process Agent” has the meaning specified in Section 10.13(e).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, as of any date, with respect to Loans made to the Borrower, the aggregate outstanding principal amount thereof, determined in accordance with Section 1.05, after giving effect to any borrowings and prepayments or repayments of Loans by the Borrower occurring on such date.

“Participant” has the meaning specified in Section 10.06(c).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing or continuation of a Loan, a Loan Notice.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president corporate finance, treasurer or assistant treasurer of the Borrower, and, in addition, solely for purposes of delivery of Requests for Credit Extension and any Borrowing Base Certificate relating thereto, the Investment Manager and the Senior Treasury Manager, acting together, of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revaluation Date” means each of the following: (i) each date of a Borrowing of a Loan by the Borrower, (ii) each date of a continuation of a Loan by the Borrower pursuant to Section 2.02, (iii) the last Business Day of each calendar month, and (iv) such additional dates as the Lender shall determine.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Euros, same day or other funds as may be determined by the Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euros.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means that certain Security and Pledge Agreement, dated as of the date hereof, made by the Company in favor of Lender, in form and substance satisfactory to the Lender.

“Spot Rate” for a currency means the rate determined by Bank of America to be the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Bank of America may obtain such spot rate from another financial institution designated by Bank of America if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, including a Japanese operating lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Lender to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $25,000,000.

“Total Outstandings” means, as of any date, the aggregate Outstanding Amount of all Loans.

“UCC” has the meaning set forth in Section 4.01(a)(ii)(A).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Lender shall so request, the Lender and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Euros. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Lender.

(b) Wherever in this Agreement in connection with a Borrowing, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, or Loan is denominated in Euros, such amount shall be the Euro Equivalent of such Dollar amount (rounded to the nearest unit of Euros, with 0.5 of a unit being rounded upward), as determined by the Lender.

1.06 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENT AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans, each of which shall bear interest at a rate based on the Eurocurrency Rate, denominated in Euros (the “Loans”, each, a “Loan”), to the Borrower, on the Closing Date; provided, however, that after giving effect to any Borrowing, the Total Outstandings shall not exceed the Commitment or the Maintenance Borrowing Base.

2.02 Borrowings and Continuations of Loans.

(a) Each Borrowing, and each continuation of Loans shall be made upon Borrower’s irrevocable notice to Lender, which may be given by telephone. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each such notice must be received by Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing or continuation of Loans. Each Borrowing or continuation of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing or a continuation of Loans, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loans to be borrowed or continued, and (iv) the duration of the Interest Period with respect thereto. If Borrower fails to give a timely notice requesting continuation, then the applicable Loans shall be continued with one month Interest Periods. If Borrower requests a borrowing or continuation of Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Lender shall make funds available to Borrower either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Lender by Borrower.

(c) Except as otherwise provided herein, Loans may be continued only on the last day of an Interest Period for such Loans. During the existence of a Default, no Loans may be continued for Interest Periods exceeding one month without the consent of the Lender.

(d) Upon request of the Borrower, the Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings and all continuations of Loans, there shall not be more than two Interest Periods in effect with respect to Loans.

2.03 Prepayments.

(a) Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Lender not later than 11:00 a.m. three Business Days prior to any date of prepayment of Loans; and (ii) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding (or, if such prepayment is made in connection with a revaluation pursuant to Section 2.03(b), the amount to be so prepaid). Each such notice shall specify the date and amount of such prepayment and, the Interest Period(s) of such Loans. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b) If on any Revaluation Date the Total Outstandings at such time exceed 105% of the Maintenance Borrowing Base then in effect, then, within three Business Days, the Company shall pledge additional Cash Collateral or shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of pledge or payment to an amount not to exceed 100% of the Maintenance Borrowing Base then in effect.

(c) Any prepayment of Loans shall be accompanied by all accrued interest on the amount repaid, together with any additional amounts required pursuant to Section 3.05.

2.04 Termination of Commitment. The Commitment will terminate immediately and automatically upon the extension of the Loans on the Closing Date.

2.05 Repayment of Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fee. The Borrower shall pay to the Lender an up-front fee of $100,000, such fee to be paid on the Closing Date, and shall be deemed fully earned when paid and shall not be refundable.

2.08 Computation of Interest and Fees. All computations of interest based upon the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.06(a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

2.10 Payments Generally.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Euros, all payments by the Borrower hereunder shall be made to the Lender, at the applicable Lending Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by Borrower hereunder with respect to principal and interest on Loans denominated in Euros shall be made to the Lender, at the applicable Lending Office in Euros and in Same Day Funds not later than the Applicable Time specified by the Lender on the dates specified herein. Without limiting the generality of the foregoing, the Lender may require that any payments due under this Agreement be made in the United States. If, for any reason, Borrower is prohibited by any Law from making any required payment hereunder in Euros, Borrower shall make such payment in Dollars in the Dollar Equivalent of the Euro payment amount. All payments received by the Lender (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Lender in the case of payments in Euros, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by the Borrower to or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or Lender to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or Lender, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or Lender shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Lender shall withhold or make such deductions as are determined by Lender to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Lender shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify Lender and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or paid by Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, Lender shall, and does hereby, indemnify the Borrower, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower) incurred by or asserted against the Borrower by any Governmental Authority as a result of the failure by Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by Lender to the Borrower pursuant to subsection (e). The agreements in this clause (ii) shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all Obligations.

(d) Evidence of Payments. Upon request by the Borrower, after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to Lender or Lender shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower.

(e) Status of Lender. (i) Lender shall deliver to the Borrower, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to Lender by the Borrower pursuant to this Agreement or otherwise to establish Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Lender shall promptly (A) notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of Lender, and as may be reasonably necessary (including the redesignation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower make any withholding or deduction for taxes from amounts payable to the Lender.

(f) Treatment of Certain Refunds. If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable Lending Office to make, maintain or fund Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Euros in the London interbank market, then, on notice thereof by Lender to Borrower, any obligation of Lender to make or continue Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Lender prepay all Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Loans. Upon any such prepayment, Borrower shall also pay accrued interest on the amount so prepaid and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

3.03 Inability to Determine Eurocurrency Rate.

(a) If Lender determines in connection with any request for Loans or a continuation thereof that (a) Euro deposits are not being offered to banks in the London interbank eurocurrency market for the applicable amount and Interest Period of such Loans, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to Lender of funding such Loan, Lender will promptly so notify Borrower. Thereafter, the obligation of Lender to make or maintain Loans shall be suspended until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing or continuation of Loans.

3.04 Increased Costs; Reserves on Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e);

(ii) subject the Lender to any tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii) impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to the Lender, (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitment or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan of the Borrower by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the

Borrower shall have received at least 10 days’ prior notice (with a copy to the Lender) of such additional interest or costs from the Lender. If Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Loan of the Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), or

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, or continue any Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Loan at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

3.06 Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

3.07 Mitigation Obligations. If the Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.08 Survival. The Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the Lender to make the Loans hereunder is subject to satisfaction of the following conditions precedent:

(a) The Lender’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Lender and the Borrower;

(ii) executed counterparts of the Security Agreement by the Company, together with:

(A) proper financing statements (Form UCC-1 or the equivalent) for filing under the Uniform Commercial Code (“UCC”) in the office of the Secretary of State of California, covering the Collateral described in the Security Agreement;

(B) copies of requests for information or copies, or equivalent reports as of a recent date, listing all effective financing statements that name the Company as debtor and that are filed in the jurisdiction referred to in clause (A) above and shall be in form and substance satisfactory to the Lender; and

(C) evidence that all other actions necessary or, in the reasonable opinion of the Lender, desirable to perfect and protect the security interests purported to be created by the Collateral Documents have been, or will be, substantially contemporaneously with the Closing Date, taken, and the Collateral Documents shall be in full force and effect;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) such documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) favorable opinion of Morrison & Foerster LLP, counsel to the Company, addressing the matters set forth in Exhibit C and such other matters concerning the Borrower and the Loan Documents as the Lender may reasonably request;

(vi) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Company certifying (A) that (1) all representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents are true and correct on and as of such date and (2) no Default exists or would result from such proposed Borrowing, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(ix) a Borrowing Base Certificate signed by a Responsible Officer of the Company, certifying the Maintenance Borrowing Base as of the Closing Date;

(x) satisfactory evidence of the acceptance by the NY Process Agent of its appointment as agent for service of process by the Borrower; and

(xi) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) The Borrower shall have paid all fees, charges and disbursements of counsel to the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

(d) The Closing Date shall have occurred on or before June 22, 2009.

4.02 Conditions to all Credit Extensions. The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) After giving effect to the proposed Credit Extension, the Total Outstandings shall not exceed the Maintenance Borrowing Base.

(b) The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Section 4.02(a) has been satisfied on and as of the date of the applicable Credit Extension. In addition, each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that all representations and warranties of the Borrower contained in Article V and any other Loan Document are true and correct on and as of the date of such borrowing or continuation of any Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each Material Subsidiary (a) is duly organized or formed, validly existing and (to the extent that such a concept is applicable in such jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or materially and directly affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. Each approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document has been obtained or made.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Company and its Subsidiaries dated March 28, 2009 and the related consolidated statements of income and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after reasonable inquiry, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on the Company or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07 No Default. Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance. To the extent required by standard industry practice, the Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably determined that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and written claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

5.11 Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and, to the best knowledge of the Company, nothing has occurred which could reasonably be expected to adversely affect the qualified status of any such Plan. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Closing Date, (i) the Company has no Subsidiaries other than those specifically disclosed in Schedule 5.13, and (ii) all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or one or more of its Subsidiaries, in the amounts specified on Schedule 5.13 free and clear of all Liens.

5.14 Margin Regulations; Investment Company Act.

(a) The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets of the Company subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between the Company and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Company has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which they or any of its Subsidiaries is subject, and all other matters known to it, that, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Company to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each of the Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property. Except as disclosed from time to time in any filing made by the Company with the SEC, the Company and its Subsidiaries own, or are licensed to use, all Intellectual Property necessary for the conduct of their business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Company know of any valid basis for any such claim.

5.18 Security. Upon satisfaction of the conditions set forth in Section 4.01 and in any event by no later than two Business Days after the Closing Date, the Lender has a duly perfected Lien on all Approved Collateral. The Collateral is subject to no Liens, other than Liens permitted by Section 7.01.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as the Commitment shall be in effect, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

6.01 Financial Statements. The Company shall deliver to the Lender, in form and detail satisfactory to the Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Section 6.01(a) or (b) above at the times specified therein.

6.02 Certificates; Other Information. The Company shall deliver to the Lender, in form and detail satisfactory to the Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b) promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;

(d) promptly, and in any event within five Business Days after receipt thereof by the Company or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Company or any Subsidiary thereof; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Notwithstanding the provisions of Section 10.02, documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website); provided that: (i) the Company shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (ii) the Company shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Lender. Except for such Compliance Certificates, the Lender shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and the Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices. The Company shall promptly notify the Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such matter consisting of (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 [Reserved]

6.05 Preservation of Existence, Etc. Each of the Company and its Subsidiaries other than Inactive Subsidiaries shall (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except (i) in a transaction permitted by Section 7.03, or, (ii) other than in respect of the Company or any Material Subsidiary, to the extent that any such failure to preserve, renew or maintain could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect (provided, for the avoidance of doubt, the Company may sell or transfer its rights in, to and under any of its registered patents, trademarks, trade names and service marks to any of its wholly-owned Subsidiaries).

6.06 Maintenance of Properties. Each of the Company and Material Subsidiaries shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

6.07 Maintenance of Insurance. Each of the Company and its Subsidiaries other than Inactive Subsidiaries shall maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Each of the Company and its Subsidiaries other than Inactive Subsidiaries shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Each of the Company and its Subsidiaries other than Inactive Subsidiaries shall (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

6.10 Inspection Rights. Each of the Company and its Subsidiaries other than Inactive Subsidiaries shall permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) so long as no Event of Default exists, the Borrower shall be responsible for the Lender’s costs and expenses associated with no more than one such visit and inspection per year, and (ii) when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time, and from time to time, during normal business hours and without advance notice.

6.11 Use of Proceeds. The Borrower shall use the proceeds of the Credit Extensions solely to refinance the Existing Credit Agreement and to pay costs and expenses ancillary thereto or hereto.

6.12 Collateral Records. The Company shall execute and deliver promptly to Lender, from time to time, solely for Lender’s convenience in maintaining a record of the Collateral, such written statements and schedules as Lender may reasonably require designating, identifying or describing the Collateral. The failure by Company, however, to promptly give Lender such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

6.13 Security Interests. The Company shall (a) defend the Collateral against all claims and demands of all Persons (other than Liens permitted as to the Collateral by Section 7.01) at any time claiming the same or any interest therein, (b) comply with the requirements of all state and federal laws in order to grant to Lender valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property, or deposit account, being effected by giving Lender control of such investment property or deposit account, rather than or in addition to by the filing of a UCC financing statement with respect to such investment property or deposit account, and (c) do whatever Lender may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, and amendments, renewals and continuations thereof; cooperating with Lender’s representatives; keeping brokerage records; and paying claims which might, if unpaid, become a Lien on the Collateral. Lender is hereby authorized by Company to file any UCC financing statements covering the Collateral whether or not Company’s signature appears thereon.

ARTICLE VII.

NEGATIVE COVENANTS

So long as the Commitment shall be in effect, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

7.01 Liens on Collateral. The Company shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than in favor of the Lender) upon any Collateral, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and

(c) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection.

7.02 [Reserved]

7.03 Fundamental Changes. The Company shall not, nor shall it permit any Material Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or sell, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) (together, “Dispose”) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary or other Person may merge with (i) the Company, or (ii) any one or more other Subsidiaries; provided that when the Company is merging with another Person, the Company shall be the continuing or surviving Person; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary.

7.04 Change in Nature of Business. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.05 Transactions with Affiliates. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to the Company, (b) transfers of cash and assets to the Company, (c) indemnification of directors and officers in the ordinary course of business, (d) intercompany transactions solely among the Company and its wholly-owned Subsidiaries (e) normal and reasonable compensation and reimbursement and advance of expenses of officers and directors in the ordinary course of business, (f) any License and Manufacturing Transaction and (g) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s-length transaction with a Person other than an officer, director or Affiliate.

7.06 Use of Proceeds. The Company shall not, nor shall it permit any Subsidiary to, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.07 Financial Covenant. The Company, together with its consolidated Subsidiaries, shall not fail to maintain at any time, cash, cash equivalents, and short term investments (to the extent comprising debt of the issuer) that (i) are unrestricted, (ii) are not Collateral and (iii) are not subject to any Lien other than Permitted Liens, of at least $100,000,000.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03(a), 6.05, 6.10, or 6.11 or Article VII; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, or in any other Loan Document, shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Company or any Subsidiary, other than an Inactive Subsidiary whose obligations are not Guaranteed by the Company or any other Subsidiary, (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Company or any of its Subsidiaries, other than an Inactive Subsidiary whose obligations are not Guaranteed by the Company or any other Subsidiary, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Company or any Subsidiary, other than an Inactive Subsidiary whose obligations are not Guaranteed by the Company or any other Subsidiary, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Company or any Subsidiary, other than an Inactive Subsidiary whose obligations are not Guaranteed by the Company or any other Subsidiary, (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Company or any Affiliate thereof contests in any manner the validity or enforceability of any Loan Document; or the Company denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to the Company.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the Commitment to be terminated, whereupon the Commitment shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c) exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the Commitment shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE IX.

[RESERVED]

ARTICLE X.

MISCELLANEOUS

10.01 Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the Lender and the Company, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 10.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party; provided all email and fax communications are promptly followed by delivery of originals. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 10.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Company and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Company hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Company. The Company shall indemnify the Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Lender and its Related Parties only, the administration of this Agreement and the other Loan Documents (provided that any indemnification in respect of Indemnified Taxes or Other Taxes shall be limited by the terms and provisions of Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for gross negligence or breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or to the extent that such information or other materials are obtained as a result of a breach by such Indemnitee of its obligations under Section 10.07.

(d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

10.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment, and the Loans at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Company (at its expense) shall execute and deliver any documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto; provided in connection with such documentation prepared pursuant to an assignment of less than all of the Lender’s rights and obligations hereunder, (i) such documentation shall be prepared solely at the expense of the Lender, and (ii) the Lender shall assume the role of administrative agent for itself and such assignees pursuant to terms and conditions substantially in accordance with those set forth in the Lender’s standard form of syndicated credit agreement as then in existence.

(c) The Lender may at any time, without the consent of, or notice to, the Company, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Company for the performance of such obligations and (iii) the Company shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were the Lender.

(d) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

(e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(f) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by the Company (such approval not to be unreasonably withheld or delayed, provided that Lender acknowledges that such approval may be withheld by the Company in respect of any such Person that is certified by the Company to be, and that is, materially engaged in business directly competing with any substantial business of the Company and its Subsidiaries); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment instrument relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Treatment of Certain Information; Confidentiality.

(a) The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, unless prohibited by applicable Laws or request of a Governmental Authority, the Lender shall provide the Company with prompt notice of any such requirement so that the Company may, at its sole cost, expense and risk, seek a protective order or take other appropriate action), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the

Borrower and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.

(b) For purposes of this Section 10.07, “Information” means all information known or that reasonably should have been known by the Lender to be material non-public information (within the meaning of United States federal securities laws) and received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, and any information that is clearly identified by the Company at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c) The Lender acknowledges that (i) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its respective Affiliates may have. The Lender agrees to notify the Company promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) APPOINTMENT OF AGENT FOR SERVICE OF PROCESS.

(i) The Company hereby irrevocably appoints CT Corporation System, with an office at 111 Eighth Avenue, New York, NY 10011, as its respective authorized agent (in such capacity, the “NY Process Agent”) with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to this Agreement and the other Loan Documents in any of the courts in and of the State of New York. Such service may be made by mailing or delivering a copy of such process to the Company in care of the NY Process Agent at the NY Process Agent’s address and the Company hereby irrevocably authorizes and directs the NY Process Agent to accept such service on their behalf and agree that the failure of the NY Process Agent to give any notice of any such service to the Company shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. As an alternative method of service, the Company also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Company at its address specified on the signature page hereof. If for any reason CT Corporation System shall cease to act as NY Process Agent, the Company shall appoint forthwith, in the manner provided for herein, a successor NY Process Agent qualified to act as an agent for service of process with respect to all courts in and of the State of New York acceptable to the Lender.

(ii) Nothing in this Section 10.13(e) shall affect the right of the Lender to serve legal process in any other manner permitted by law or limit the right of the Lender to bring any action or proceeding against the Company or its property in the courts of other jurisdictions.

10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Company shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

10.16 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.17 USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NOVELLUS SYSTEMS, INC.

By:
John Hertz
Vice President Corporate Finance

Signature Page 1 to Credit Agreement

BANK OF AMERICA, N.A.

By:
Name:
Title:

Signature Page 2 to Credit Agreement

SCHEDULE 1.01(a)

APPROVED COLLATERAL

Approved Collateral Types	Maintenance Borrowing Base Percentage
U.S. Government Obligations*	95%
U.S. Agency Obligations*	85%
State/Municipal Bonds*
(A/A2 or higher ratings from Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively)	85%
Corporate Bonds*
(BBB-/Baa3 or higher ratings from Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively)	85%
Commercial Paper with ratings from Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively of:	90%
A1/P1	85%
A2/P2
Mutual Funds (Quoted in the Wall Street Journal or Barron’s)
Money Market	95%
U.S. Government Obligations*	85%
Corporate/Municipal Bonds*	75%
Bank of America, N.A. Deposit Accounts	100%

*	Having a remaining tenor of no more than the maximum tenor permitted under the Company’s Investment Policy in the form delivered to the Lender prior to the Closing Date.

1

Schedule 1.01(a)

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

None, except as set forth in the unaudited consolidated balance sheet of the Company and its Subsidiaries dated March 28, 2009.

1

Schedule 5.05

SCHEDULE 5.06

LITIGATION

Linear Technology Corporation

In March 2002, Linear Technology Corporation (Linear) filed a complaint against Novellus, among other parties, in the Superior Court of the State of California for the County of Santa Clara. The complaint seeks damages (including punitive damages), declaratory relief and injunctions for causes of actions involving alleged breach of contract, fraud, unfair competition and breach of warranty. The Superior Court dismissed Linear’s claims for fraud and unfair competition on October 5, 2004. The Court of Appeal affirmed this dismissal on June 18, 2007. Trial on the remaining claims is currently set for September 8, 2009. At this time, we cannot predict the ultimate outcome of this case, nor can we estimate a range of potential loss, if any. However, we believe that the ultimate disposition of these matters will not have a material adverse effect on our business, financial condition or operating results.

1

Schedule 5.06

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

NONE

1

Schedule 5.09

SCHEDULE 5.13

SUBSIDIARIES

Name	Jurisdiction of Organization
Novellus Systems, Inc.	California
Peter Wolters of America, Inc.	Illinois
Tmation Inc.	Delaware
Angstrom Systems Inc	Delaware
Gamma Precision Technology	California
Novellus Systems Export, Inc.	Barbados
Novellus International Holdco Inc.	Delaware
Gasonics World Trade Inc.	Barbados
Simation	Canada
Gasonics Ireland	Ireland
Gasonics Israel	Israel
Novellus Development Corporation	California
Novellus Vietnam LLC	Vietnam
Novellus Systems Inc. (Singapore Branch)	Singapore
Novellus Systems (Schweiz) Holding GmbH	Switzerland
IPEC FSC Ltd	Barbados
IPEC International Sales FSC Ltd.	Barbados
Novellus Systems UK Limited	United Kingdom
Novellus Singapore Pte. Ltd.	Singapore
Novellus Systems (Israel) Ltd.	Israel
Novellus Systems BV	Netherlands
Voumard Machines Co S.A. Neuchatel (VMCH)	Switzerland
Novellus Systems International BV	Netherlands
Novellus Systems International Holdings Ltd.	Cayman Islands
Peter Wolters UK Ltd	United Kingdom
NHL Sub GmbH	Germany
Voumard (UK) Limited	United Kingdom
Voumard, Inc.	New York
Novellus Systems International Trading (Shanghai) Co. Ltd.	China
Novellus Systems Semiconductor Equipment Shanghai Co. Ltd.	China
Novellus Systems Ireland, Limited	Ireland
Novellus Systems Japan, G.K.	Japan
Novellus Systems (H.K.) Limited	Hong Kong
Novellus Systems International BV (Singapore Branch)	Singapore
Novellus Systems (Malaysia) Sdn. Bhd.	Malaysia
Novellus Systems Italy SRL	Italy
Novellus Systems SARL	France
Novellus Systems GmbH	Germany
SpeedFam-IPEC International Services, Inc.	Delaware
Novellus Systems International LLC	California
Peter Wolters GmbH	Germany
Novellus Systems Taiwan	Taiwan
SpeedFam IPEC (Malaysia) Sdn Bhd	Malaysia
Novellus Systems (India) Pvt. Ltd.	India
Novellus Singapore Holdings PTE. LTD.	Singapore
Novellus Korea LLC YH	Korea
Peter Wolters Verwaltungs GmbH Rendsburg	Germany
Project Peter Wolters Limited (formerly Peter Wolters U.K. Limited (formerly SpeedFam-IPEC Limited))	United Kingdom
Peter Wolters Japan Co., Ltd.	Japan

1

Schedule 5.13

SCHEDULE 10.02

NOTICE ADDRESSES AND LENDING OFFICE

BORROWER:

NOVELLUS SYSTEMS, INC.

4000 North First Street

San Jose, CA 95134

Attention: John Hertz

Telephone: (408) 943-9700

Facsimile: (408) 943-3422

Electronic Mail: john.hertz@novellus.com

Website Address: www.novellus.com

LENDER

Lending Office for Loans and payments with

respect thereto

BANK OF AMERICA, N.A.

2001 Clayton Rd. 2nd Floor

Mail Code: CA4-702-02-25

Concord, CA 94520

Attn: Adam Stoner

Telephone: (925) 675-8825

Facsimile: (888) 206-6220

Electronic Mail: adam.j.stoner@bankofamerica.com

Bank of America, London

SWIFT: BOFAGB22

Account No. 65280019

Attn: Credit Services

Ref: Novellus Systems Inc.

Notices (other than Requests for Credit Extension)

BANK OF AMERICA, N.S.

315 Montgomery Street, 6th Floor

Mail Code: CA5-704-06-37

San Francisco, CA 94104

Attn: Christina Felsing

Telephone: (415) 913-2790

Facsimile: (415) 913-2358

Electronic Mail: christina.m.felsing@bankofamerica.com

1

Schedule 10.02

EXHIBIT A

FORM OF LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 17, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Novellus Systems, Inc. (the “Company”), and Bank of America, N.A.

The undersigned hereby requests (select one):

☐ A Loan	☐ A Continuation of a Loan

1.	On (a Business Day).

2.	In the amount of € .

3.	With an Interest Period of months.

[The borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.] Attached hereto is a completed Borrowing Base Certificate, duly executed by the Company.

NOVELLUS SYSTEMS, INC.

By:
Name:
Title:

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of June 17, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Novellus Systems, Inc. (the “Company”), and Bank of America, N.A. (the “Lender”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Company contained in Article V of the Agreement and any representations and warranties of the Company that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

B-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,             .

NOVELLUS SYSTEMS, INC.

By:
Name:
Title:

B-2

EXHIBIT C

OPINION MATTERS

The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinions:

•	Section 5.01(a), (b) and (c)

•	Section 5.02

•	Section 5.03

•	Section 5.04

•	Section 5.14(b)

•	Section 5.18

C-1

EXHIBIT D

FORM OF BORROWING BASE CERTIFICATE

Date:

To:	Bank of America, N.A.,

          as Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of June 17, 2009 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”), between Novellus Systems, Inc. (the “Company”) and Bank of America, N.A. (the “Lender”). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement. This Borrowing Base Certificate is made and delivered pursuant to Section 4.01(a)(ix), Section 4.02(a) or as otherwise required by the Credit Agreement.

Each of the undersigned Responsible Officers of the Company hereby certifies as of the date hereof that he/she is the [                        ] of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Company, and that the information set forth on Schedule 1 hereto is true, accurate and complete as of                     .

IN WITNESS WHEREOF, the undersigned has/have executed this Certificate as the                      of the Company as of                     .

NOVELLUS SYSTEMS, INC.

By:
Name:
Title:

By:
Name:
Title:

D-1

SCHEDULE 1

to Borrowing Base Certificate

Date of Calculation:

A.	Total Maintenance Borrowing Base:

Approved Collateral		(1) Collateral Value	(2) Maintenance Borrowing Base Percentage	(3) Adjusted Amount ((1) x (2))
1.	U.S. Government Obligations		$95%

2.	U.S. Agency Obligations		$85%

3.	State/Municipal Bonds (A/A2 or higher ratings from Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively)		$85%

4.	Corporate Bonds (BBB-/Baa3 or higher ratings from Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively)		$85%

5.	Commercial Paper with ratings from Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively of:
	A1/P1		$90%
	A2/P2		$85%

6.	Mutual Funds (Quoted in the Wall Street Journal or Barron’s)
	Money Market		$95%
	U.S. Government Obligations		$85%
	Corporate/Municipal Bonds		$75%

7.	Bank of America, N.A. Deposit Accounts		$100%

8.	Total Adjusted Amount (Adjusted Amounts of A.1+A.2+A.3+A.4+A.5+A.6+A.7)

9.	Maintenance Borrowing Base (A.8 ÷ 1.15)

B.	Borrowing Base Availability:

1. Maintenance Borrowing Base (A.9)

2. Total Outstandings (in Euros)	€

3. Spot Rate as of date of calculation

4. Total Outstandings (in Dollars)	$

5. Deficiency? (Y/N)

D-2